Exhibit 99.1

West Corporation	AT THE COMPANY:
11808 Miracle Hills Drive	Carol Padon
Omaha, NE 68154	Investor Relations
(402) 963-1500

West Corporation Reports First Quarter Results

OMAHA, NE, April 21, 2004 – West Corporation (NASDAQ: WSTC), a leading provider of outsourced communication solutions, today announced first quarter 2004 results.

Financial Summary (unaudited)

(In millions, except per share amounts and percentages)

	Three Months Ended
	March 31
			Percent
	2004	2003	Change
Total Revenue	$289.4	$216.2	33.9%
Operating Income	$44.7	$31.9	40.2%
Net Income	$27.4	$20.1	36.5%
Net Income per share (basic)	$0.41	$0.30	36.7%
Net Income per share (diluted)	$0.40	$0.30	33.3%

“We are pleased with this quarter’s results,” commented Thomas B. Barker, Chief Executive Officer of West Corporation. “Our continued focus to strive for operational excellence is demonstrated by our profitable results and overall margin improvements this quarter.”

Consolidated Operating Results

For the quarter ended March 31, 2004, the Company recorded revenues of $289.4 million up 33.9% from $216.2 million in the first quarter 2003. Net income was $27.4 million, compared to $20.1 million for the same quarter of last year. Diluted earnings per share for the first quarter was 40 cents, versus 30 cents in the prior year comparable period. The results for 2004 include the effect of the InterCall acquisition, which closed on May 9, 2003 and the ConferenceCall.com acquisition, which closed on November 1, 2003.

Margins

The company reported consolidated operating margins of approximately 15.5%, up from 14.8% in the same quarter last year, and 14.5% for the year ended December 31st 2003. As a percentage of revenue, consolidated SG&A expense increased during first quarter 2004 to 41.0% from 37.5% in the same period last year, due to the acquisition of InterCall and ConferenceCall.com, which have a different operating structure than the Communication Services division.

Balance Sheet and Cash Flow

During the first quarter, West invested $12.5 million in capital expenditures. The company’s financial standing remained strong with cash and cash equivalents of $39.5 million and a solid current ratio of 1.53 to 1. As of March 31, 2004, the company had $250 million of capacity available on its bank line of credit.

“Our ability to grow profitably is highlighted by cash flow generated by the company. The earnings before interest, taxes, depreciation and amortization (EBITDA) increased to $69.7 million in the first quarter of 2004 compared to $49.3 million in the first quarter of 2003, “ commented Paul Mendlik, Chief Financial Officer of West. “We increased both the number of workstations and our revenue per workstation during the quarter. Our workstation count as of March 31, 2004 was approximately 14,000 and revenue per workstation increased to $13,545.”

Conference Call

The company will hold a conference call to discuss earnings on April 22nd at 10:00 AM Central Time. Investors may access the call by visiting the Investor Relations section of the West Corporation website at and clicking on the Live Webcast icon. If you are unable to participate during the live webcast, a replay of the call will also be available on the website.

Reconciliation of Non-GAAP Measure

“EBITDA” is defined as income before income tax expense and minority interest, depreciation, interest income, interest expense and amortization. EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as an alternative to net income as an indicator of operating performance or to cash flows as a measure of liquidity. EBITDA is presented as one measure of a borrower’s historical ability to service its debt. The following is a reconciliation of EBITDA to net income:

	For the three months ended March 31,
	Amounts in thousands
	2004	2003
Net Income	$27,427	$20,095
Depreciation and amortization	24,647	17,219
Income taxes	16,039	12,103
Interest income	(61)	(409)
Interest expense	1,605	337

EBITDA	$69,657	$49,345

About West Corporation

West Corporation is a leading provider of outsourced communication solutions to many of the world’s largest companies. The company helps its clients communicate effectively, maximize the value of their customer relationships and drive greater revenue from each transaction. West’s integrated suite of customized solutions includes customer acquisition, customer care and retention services, interactive voice response services, conferencing and accounts receivable management services.

Founded in 1986 and headquartered in Omaha, Nebraska, West has a team of approximately 25,000 employees based in North America, Europe and Asia.

For more information, please visit www.west.com.

Statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties. Such risks and uncertainties include, but are not limited to: planned expansion of operating facilities; labor market conditions; mergers, acquisitions, or joint ventures, including their execution; customer concentrations; technological innovation; and general economic conditions. Further information regarding the factors that could cause actual results to differ from expected or projected results can be found in documents filed by the Company with the United States Securities and Exchange Commission (the “SEC”).

WEST CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited, in thousands except per share and selected operating data)

	Three Months Ended March 31,		%
	2004	2003	Change
Revenue	$289,368	$216,186	33.9%
Cost of services	125,934	103,262	22.0%
Selling, general and administrative expenses	118,695	81,017	46.5%

Operating income	44,739	31,907	40.2%
Other income (expense), net	(1,273)	456	-379.2%

Income before tax	43,466	32,363	34.3%
Income tax expense	16,039	12,103	32.5%
Minority Interest	—	165

Net income	$27,427	$20,095	36.5%

Earnings per share:
Basic	$0.41	$0.30
Diluted	$0.40	$0.30
Weighted average common shares outstanding:
Basic	67,297	66,185
Diluted	68,754	67,468

SELECTED OPERATING DATA:
Revenue:
Communication Services*	214,140	216,186
Conferencing	75,228	—

Total	289,368	216,186

Operating Income:
Communication Services	27,971	31,907
Conferencing	16,768	—

Total	44,739	31,907

Operating Margin:
Communication Services	13.1%	14.8%
Conferencing	22.3%	—

Total	15.5%	14.8%

Number of Communication Services workstations
(end of period)	14,019	14,154
Number of Communication Services ports
(end of period)	141,840	153,659

*Communication Services = includes all West Corporation services apart from Conferencing.

	Condensed Balance Sheet
	March 31,	December 31,	%
	2004	2003	Change
Current assets:
Cash and cash equivalents	$39,534	$25,563	54.7%
Accounts receivable, net	156,082	153,428	1.7%
Other current assets	29,173	23,423	24.5%

Total current assets	224,789	202,414	11.1%
Property and equipment, net	226,196	234,650	-3.6%
Goodwill	462,459	452,848	2.1%
Other assets	113,169	125,951	-10.1%

Total assets	$1,026,613	$1,015,863	1.1%

Current liabilities	$147,210	$121,621	21.0%
Long Term Obligations	126,250	169,500	-25.5%
Other liabilities	68,394	68,504	-0.2%
Stockholders’ equity	684,759	656,238	4.3%

Total liabilities and stockholders’ equity	$1,026,613	$1,015,863	1.1%

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